SUPPLY AGREEMENT
This Supply Agreement and attached schedules (this “Agreement”), dated as of February 1, 2007, by and between PGT Industries, Inc., a Florida corporation (“PGT”), and Indalex, Inc., a corporation (“Supplier”).
1.	Term. This Agreement shall be effective from the date first written above until January 31, 2009 (the “Term”). This Agreement shall be effective and supersede all other such agreements when signed by authorized personnel for both companies.
2.	Definitions.
a)	“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated the date hereof, by and between the parties hereto, substantially in the form attached as Schedule A.

b)	“Delivery” shall mean the point in time when Products are tendered by Supplier, and accepted by PGT, at its Nokomis Plant or Salisbury Plant.

c)	“Price” shall mean the total transactional cost of materials with or without freight as agreed in the FOB section.

d)	“Material Certificate” shall mean documentation confirming adherence to material and/or performance specifications.

e)	“Material Safety Data Sheet” shall mean documentation in conformance to OSHA requirements that shall provide detailed information on each hazardous chemical, including its potential hazardous effects, its physical and chemical characteristics, and recommendations for appropriate protective measures.

f)	“Nokomis Plant” shall mean PGT’s place of business located at 1070 Technology Drive, Nokomis, FL 34275.

g)	“Salisbury Plant” shall mean PGT’s place of business located at 2121 Heilig Road, Salisbury, NC 28146.

h)	“Products” shall mean goods produced by Supplier and purchased by PGT, as contemplated by this Agreement and listed on a Purchase Order, Scheduled Order Release, and/or Demand Planning System (“DPS”).

i)	“Specifications” shall mean specifications, drawings, requirements, performance and/or functions, relating to the Products.

3.	Representations and Warranties.
a)	Supplier represents and warrants that Products shall comply with Specifications.

b)	Supplier warrants that Products will conform to such Specifications and will be free from all defects in material and workmanship. Supplier shall be responsible for the transport of non-conforming Products as reported through the Defective Material Reporting process (“DMR”).

c)	Supplier represents and warrants that, upon transfer of ownership as defined in the Delivery section of this Agreement, Supplier shall pass to PGT, and PGT shall receive, good and marketable title to such Products, free and clear of all liens, claims, security interests pledges, charges, mortgages, deeds of trusts, options, or other encumbrances of any kind.

d)	Each party represents, warrants and covenants that: (i) it is and shall be at all times a legal entity validly existing under the laws of its jurisdiction with the corporate or other power to own all of its properties and assets and to carry on its business as it is currently being conducted; (ii) it has the corporate or other power to execute and deliver this Agreement and to perform its obligations hereunder; (iii) its officer executing this Agreement is duly authorized to execute and deliver this Agreement on its behalf, and no further corporate or other proceedings are necessary with respect thereto; (iv) it is not required, in connection with execution and delivery of this Agreement or the performance of its obligations hereunder, to obtain the consent of any third party; and (v) the execution and delivery of this Agreement and performance of its obligations hereunder do not (A) violate any provision of its articles of incorporation or by-laws or equivalent organizational documents as currently in effect, or (B) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien upon any of its properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which it is a party or by which any of its properties or assets are bound.

e)	Each party has agreed to the terms of a Confidentiality Agreement, the terms of which are incorporated in this Agreement, substantially in form set forth in Schedule A.

4.	Pricing and Payment.
a)	Pricing shall remain firm throughout the Term as shown on Schedule B.

b)	Supplier agrees that if, during the term of this Agreement, it sells or delivers material named herein of comparable quality, service and amounts to any other customer at some price that results in a total price lower than the Price in effect hereunder, it will offer to sell to PGT the same material at the same terms and conditions.

c)	Invoices shall be rendered separately for each delivery and/or purchase order and shall include PGT’s part number, quantity ordered, quantity shipped, unit price, and extended value.

d)	No additional surcharges, packaging, loading, handling fees, or additional charges of any kind will be paid by PGT unless specifically addressed in Schedule or agreed to and signed by the signatories to this Agreement or duly authorized officer.
5.	Purchase Orders.
a)	From time to time during the Term, PGT shall order Products from Supplier pursuant to and in accordance with separate PGT standard purchase orders or other related documentation (collectively, the “Purchase Orders”). Such Purchase Orders shall specify quantities of the Product, shipping instructions, delivery date(s), and detailed instructions for the delivery of the Goods (with release schedules, delivery orders or equivalent notices). Each Purchase Order executed by the parties shall be binding upon Supplier and PGT and shall be deemed to constitute a part of this Agreement as if fully set forth herein, and all terms and conditions of this Agreement shall be deemed to apply to the subject matter of such Purchase Order as if fully set forth therein.

b)	Each Purchase Order issued outside of the electronic DPS shall contain specific instructions regarding whether the shipment is to be delivered to the Nokomis Plant or the Salisbury Plant. PGT shall provide detailed instructions for the delivery of the Products (with release schedules, delivery orders, Purchase Orders or equivalent notices).

c)	Supplier will confirm every Purchase Order in writing to PGT within two business days.

d)	Supplier hereby agrees to maintain a reserve supply of raw materials equal to one month’s consumption volume per each specification or a larger quantity, at the Supplier’s discretion and risk, which Supplier determines may be necessary to meet PGT’s Product requirements. PGT understands that costs associated with inaccurate forecasts are substantial to Indalex.

e)	For planning purposes, a three-month rolling forecast will be provided by PGT, on the 1st of each month, where the consumption volumes will be estimated by pounds, alloys, and paint profile. Any quantity estimates or purchase forecasts provided by PGT are for planning purposes only and do not constitute an order for material or Products.
6.	Delivery.
a)	The Products shall be delivered as specified on the PGT purchase order or as required under the DPS program.

b)	With each shipment of Products, Supplier will deliver a packing list or an electronic Advanced Shipping Notice (“ASN”) containing the following information:

i.	Purchase Order number

ii.	PGT part number

iii.	Quantity ordered/Quantity shipped
c)	Lead time is 10 days from receipt of Purchase Order for delivery to the Nokomis Plant and 10 days from receipt of Purchase Order for delivery to the Salisbury Plant.

d)	Complete on-time deliveries are a critical element of this Agreement. Supplier has demonstrated and agrees to maintain its current complete and on time delivery performance of 95% or above. Supplier understands that costs associated with late deliveries to PGT are substantial.

e)	Products shall be shipped F.O.B. Destination, either the Nokomis Plant or the Salisbury Plant, and Supplier shall be responsible for all insurance costs, freight charges and import and/or export fees, duties, demurrage, taxes, etc. incurred on any shipment. This Agreement will apply to any purchases so made. Title and risk of loss remain with the Supplier until Delivery.

f)	Adjustments to on hand inventory within the DPS cause unusual demand and pressure on the system. PGT agrees to use commercially reasonable efforts to minimize these adjustments by implementing more accurate controls.
7.	Certification and Quality Assurance. Supplier acknowledges that PGT may ask Supplier to participate in a Quality Assurance audit which may include, but not be limited to, on-site Quality Assessment review, corrective action record review,

Supplier’s Quality Assurance Manual review, and/or reviewing preventative maintenance records. Additionally, periodic supplier performance evaluations may be performed, the purpose of which will be to assess Supplier’s quality as it relates to, among other things, on-time deliveries, packaging, service/warranty, and non-conforming materials as reported through PGT’s DMR Process.

8.	Defective Material. Supplier shall use all reasonable commercial efforts to ensure quality and conformance to material and performance specifications. Supplier will promptly issue credit for non-conforming materials at the full Price for materials returned or for Price less scrap value on materials agreed to be scrapped locally. Scrap value shall be based on actual expense and/or rebate incurred. Supplier shall provide corrective action documentation to PGT on Defective Materials reported during the term of this agreement as requested. The parties further agree to a Quality Improvement Program as defined in Schedule.

9.	Manufacturing Alterations. Any and all modifications in composition, design, or manufacturing process (collectively, “Modifications”) must be approved by PGT, in writing, prior to implementation by Supplier. At its sole and absolute discretion, PGT may require samples for testing prior to approving any such Modifications.

10.	Warranty. Supplier agrees to warrant Products against manufacturing paint defects for the greater of: (i) a period of time equal to or greater than the warranty period prescribed by applicable statute and governing the PGT product into which such Products are incorporated; and (ii) 1 year from date possession of such PGT products is taken by the end-user; and (iii) 10 years from date possession of such PGT products is taken by the end-user where powder applied paint with 10-year was specified; or (iv) warranty duration as stated on special custom orders. Supplier will participate ratably in all costs associated with non-conforming products including, but not limited to, replacement of the defective component or assembly and field service expenses to repair or replace affected materials during the stated warranty period. Supplier agrees to warrant Products supplied will comply with the Aluminum Association Standards for such Products.

11.	Tooling. Dies and/or back-up dies manufactured to produce PGT’s extrusions shall be used only for providing finished goods exclusively to PGT. Designs are the property of PGT.

12.	Indemnification.
a)	Supplier agrees to indemnify and hold harmless PGT, along with its employees, dealers, distributors, affiliates, and other agents (collectively,

the “Indemnified Parties”), from and against any claim asserted by any third party for damage to that third party’s property, or for bodily injury, or both, arising out of or in connection with Products provided by Supplier. Supplier’s obligations to defend and indemnify shall apply regardless of whether the claim is based on breach of warranty, breach of contract, negligence, strict liability, or any other tort. The obligations to defend and indemnify are in addition to the obligations Supplier already has under the terms of its warranty. The term “claim” includes, but is not limited to, allegations, notices, lawsuits, judgments, and settlements. It also includes an obligation on the part of Supplier to indemnify any Indemnified party for costs, expenses, attorneys’ fees, and other costs incurred in connection with the defense of any claim that is covered by this provision. PGT may, at its discretion, assist with the defense and be represented by its own counsel in connection with any such proceedings.

b)	Supplier will defend, indemnify and hold the Indemnified Parties harmless against losses, liabilities, costs, actions, claims and other obligations and proceedings, including but not limited to all reasonable attorney’s fees, court costs and remedial costs incurred, that arise out of, or are in connection with, any failure of the Products.
13.	Termination. This Agreement may be terminated by either party in the event that:
a)	The other party makes a general assignment for the benefit of creditors;

b)	The other party becomes insolvent, or voluntary or involuntary proceedings are instituted by or against such party under any federal, state, or other bankruptcy or insolvency laws and such proceedings are not terminated within ninety (90) days, or a receiver is appointed for such party;

c)	The other party ceases to function as a going concern;

d)	The other party fails to perform any material provision of this Agreement and does not cure such failure within a period of thirty (30) days after receipt of written notice from the other party specifying such failure and stating its intention to terminate this Agreement if such failure is not cured; or

e)	Performance of this Agreement is suspended by the other party in accordance with Section 14 (a) below, and it appears that such performance will be delayed for more than six (6) months.
14.	Miscellaneous.
a)	Force Majeure. No party to this Agreement shall be liable for non-performance hereunder resulting from: severe weather conditions; war; riots; civil disorder; earthquakes; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency; or any other condition or occurrence whatsoever beyond the control of such party, but only to the extent performance hereunder is prevented by any such condition. If the performance of this Agreement is prevented by reason of any such event, (a) the party whose performance is prevented, shall give prompt written notice to the other party of the event and shall be excused from performance, but only to the extent prevented; provided, however, that the party whose performance is prevented shall take all steps to avoid or remove such causes of nonperformance and shall continue performance whenever and to the extent possible; and (b) if it appears that a time for delivery or performance scheduled pursuant to this Agreement will be delayed for more than six (6) months, the party receiving notice under subsection (a) above shall have the right to terminate, by written notice to the other party, any portion of this Agreement covering the prevented performance, and the obligations and liabilities of both parties with respect to such portion of the Agreement shall thereupon lapse and terminate, except to the extent such obligations or rights are intended to survive pursuant to this Agreement.

b)	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by Supplier, in whole or in part, without the prior written consent of PGT, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the Parties hereto.

c)	Contractor Status. The parties are and shall remain independent contractors with respect to each other, and nothing in this Agreement shall be construed to place the Parties in the relationship of partners, joint ventures, fiduciaries or agents, nor grant any right or authority to assume or create an obligation or responsibility, express or implied, on behalf of or in the name of the other or bind the other in any manner whatsoever.

d)	Modification and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be valid or binding unless in writing and executed by both of the parties. Any other purported modification, amendment or waiver of any provision of this Agreement shall be null and void. No waiver by either party of any breach, or the failure of either party to enforce any of the terms and conditions of this Agreement, shall affect, limit or waive that party’s right to enforce and compel compliance with all terms and conditions of this Agreement, or to terminate this Agreement according to its terms.

e)	Invalidity or Illegality. In the event any provision of this Agreement is declared to be void, invalid or unlawful by any court or tribunal of competent jurisdiction, such provision shall be deemed severed from the remainder of this Agreement and the balance shall remain in full force and effect. The parties shall undertake to replace the invalid, ineffective, or unenforceable provisions with valid, effective, and enforceable provisions, which, in their commercial effect, approximate as closely as possible the intentions of the parties as expressed in the invalid, ineffective, or unenforceable provisions.

f)	Notices. All notices given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail, if available, return receipt requested, or by facsimile, or by recognized overnight courier for next day delivery, addressed or sent to the Parties at the following addresses and facsimile numbers or to such other additional address or facsimile number as any party shall hereafter specify by notice to the other party:

i.	If to PGT, to:

PGT Industries, Inc.
1070 Technology Drive
Nokomis, FL 34275
Attention: Corporate Counsel
Facsimile: (941) 486-8634

ii.	If to the Supplier, to:

Indalex, Inc.
2605 Old Oakwood Road
Gainesville, GA 30504
Attention: Vice President Sales
Facsimile: (770) 534-1436
g)	Headings. Section headings contained herein are for convenience only and shall not affect the interpretation hereof.

h)	Counterparts. The parties may execute any number of counterparts to this Agreement, each of which shall be an original instrument, but all of which taken together shall constitute one and the same Agreement. Signed facsimile copies of this Agreement will bind the Parties to the same extent as original documents.

i)	Entirety. This Agreement, which includes the recitals, schedules, Purchase Orders, exhibits and annexes attached or subsequently incorporated in this Agreement, constitutes the entire understanding and agreement between the Parties regarding the subject matter set forth herein, and supersedes all prior or contemporaneous agreements, oral or written, made between the Parties relating such subject matter.

j)	Agreement Precedence. For their convenience, the Parties may use, from time to time, their standard Purchase Orders, confirmations, site level execution agreements, sales releases, delivery schedules, acknowledgments, invoices and other similar preprinted forms. In the event of a conflict between this Agreement and any of these documents that purport to govern the same matters set forth herein, this Agreement shall prevail unless the other document (i) is executed and delivered by both parties hereto in writing subsequent to the date of this Agreement, (ii) specifically refers to this Agreement and to this Section, and (iii) indicates that it is intended to, and shall take precedence over, this Agreement.

k)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof (other than its conflict of law principles to the extent that the application of the laws of another jurisdiction would be required thereby). Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation or legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereunder.

l)	Survival Provisions. Neither the expiration nor termination of this Agreement shall affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination.

m)	Personal Protective Equipment. Suppliers and subcontractors must wear appropriate personal protective equipment (PPE) when visiting any of PGT’s manufacturing facilities.

n)	Insurance. Supplier shall maintain worker’s compensation and employer’s liability for its employees and sub-contractors, commercial general liability insurance (including products liability), automobile liability insurance with minimum limits of bodily injury or death, one person $1,000,000.00; each occurrence, $1,000,000.00; property damage, each occurrence, $1,000,000.00.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by persons authorized on their respective behalf, effective as of the date first set forth above.

PGT INDUSTRIES, INC.

Name: Title:	Mary J. Kotler Vice President, Supply Chain

INDALEX, INC.

Name:	Keith Burlingame
Title:	Senior Vice President Sales & Marketing